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Exhibit 8.2

FORM OF OPINION OF BAKER BOTTS L.L.P.

[BAKER BOTTS L.L.P. LETTERHEAD]

                        , 2009

Liberty Media Corporation
12300 Liberty Boulevard
Englewood, CO 80112

Ladies and Gentlemen:

        As counsel for Liberty Media Corporation, a Delaware corporation ("Liberty"), we have examined and are familiar with Amendment No. [            ] to Liberty's Schedule 14A (the "Proxy Statement"), which was filed by Liberty on                        , 2009 with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Securities Act"). The Proxy Statement describes, among other transactions, the reverse split (the "Reverse Split"), whereby:

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  each outstanding share of Series A Liberty Capital common stock, par value $.01 per share (the "Series A Liberty Capital Common Stock"), would be reverse split at a ratio of one-for-three;

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  each outstanding share of Series B Liberty Capital common stock, par value $.01 per share (together with the Series A Liberty Capital Common Stock, the "Liberty Capital Common Stock"), would be reverse split at a ratio of one-for-three;

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  each outstanding share of Series A Liberty Interactive common stock, par value $.01 per share (the "Series A Liberty Interactive Common Stock"), would be reverse split at a ratio of one-for-five; and

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  each outstanding share of Series B Liberty Interactive common stock, par value $.01 per share (together with the Series A Liberty Interactive Common Stock, the "Liberty Interactive Common Stock"), would be reverse split at a ratio of one-for-five.

Cash would be issued in lieu of fractional shares of any series of Liberty Capital Common Stock or Liberty Interactive Common Stock.

        We have participated in the preparation of the discussion set forth in the Proxy Statement under the heading "Material U.S. Federal Income Tax Consequences of the Reverse Split" (the "Discussion"). Unless otherwise specified, capitalized terms shall have the meaning assigned to such terms in the Proxy Statement. References herein to the "Code" shall refer to the Internal Revenue Code of 1986, as amended (the "Code").

        In providing this opinion, we have examined and are relying upon the truth and accuracy at all relevant times of the statements, representations, covenants, and assumptions contained in (i) the representation letter dated as of the date hereof that was provided to us by Liberty, (ii) the Proxy Statement, (iii) the Restated Certificate of Incorporation of Liberty that is in effect as of the date hereof, (iv) the form of the Restated Certificate of Incorporation of Liberty attached as an annex to the Proxy Statement, that will be in effect if the redesignation (as described in the Proxy Statement) is completed prior to the effective time of the Reverse Split, (v) the form of the Certificate of Amendment of Restated Certificate of Incorporation of Liberty attached as an annex to the Proxy Statement, which will be in effect at the time of the Reverse Split, and (vi) information provided to us by Liberty. We have not undertaken any independent investigation of any factual matter set forth in any of the foregoing. In addition, we have assumed that all such statements, representations, and assumptions are true and accurate without regard to any qualifications such as "believes," "expects," "to the best knowledge of," and the like. Any inaccuracy in any of the aforementioned statements, representations, and assumptions or breach of any of the aforementioned covenants could adversely affect our opinion.

        Subject to the foregoing and subject to the conditions, limitations, and qualifications described herein and in the Discussion, the Discussion is our opinion, insofar as it relates to matters of U.S. federal income tax law and legal conclusions with respect to those matters, with respect to the material U.S. federal income tax consequences to holders of Liberty Capital Common Stock and Liberty Interactive Common Stock of the Reverse Split.

        Our opinion is based on our interpretation of the Code, its legislative history, applicable Treasury regulations, judicial authority, and administrative rulings and practice, all as of the date hereof. There can be no assurance that future legislative, judicial or administrative changes or interpretations will not adversely affect the accuracy of the conclusions set forth herein. We do not undertake to advise you as to any such future changes or interpretations unless we are specifically retained to do so. Our opinion is not binding upon the Internal Revenue Service (the "IRS") or a court and will not preclude the IRS or a court from adopting a contrary position. We express no other opinion as to the U.S. federal, and express no opinion as to the state, local, foreign, or other tax consequences, of the Reverse Split.

        This opinion is delivered to you solely in connection with and for purposes of the Reverse Split contemplated by the Proxy Statement and is not to be relied upon by any other person, quoted in whole or in part, or otherwise referred to (except in a list of closing documents), nor is it to be provided to any other person without our prior written consent. Notwithstanding the foregoing sentence, we consent to the filing of this letter with the SEC as an exhibit to the Registration Statement and to the references to our firm name in the Proxy Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under the Securities Act or the rules of the SEC thereunder.

Sincerely,
BAKER BOTTS L.L.P.

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  Exhibit 8.2